As filed with the Securities and Exchange Commission on August 25, 2004
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYBASE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	94-2951005
(State of incorporation)	(IRS Employer Identification No.)

One Sybase Drive
Dublin, California 94568
(Address of Principal Executive Offices)

1999 NONSTATUTORY STOCK PLAN
AMENDED AND RESTATED 2003 STOCK PLAN
(Full title of the plans)

Daniel R. Carl
Vice President, General Counsel and Secretary
SYBASE, INC.
One Sybase Drive
Dublin, California 94568
(Name and address of agent for service)

(925) 236-5000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities to be	to be	Offering Price Per	Aggregate Offering	Registration
Registered	Registered (1)	Share (2)	Price (2)	Fee
Common Stock, $.001 par value, issuable under the Sybase, Inc. 1999 Nonstatutory Stock Plan (1)	3,000,000	$13.45	$40,350,000	$5,112.35
Common Stock, $.001 par value, issuable under the Sybase, Inc. Amended and Restated 2003 Stock Plan (1)(3)	4,892,096	NA (3)	NA (3)	NA (3)
TOTAL	7,892,096	NA (3)	NA (3)	$5,112.35

(1)	Pursuant to Rule 429, the prospectus relating to this registration statement shall also be deemed to relate to shares previously registered on Form S-8 registration statements, File Nos. 333-85637 and 333-107334. No plan interests are being registered pursuant to Rule 416 (c) under the Securities Act of 1933. Includes associated Preferred Share Purchase Rights.

(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c), on the basis of the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on August 19, 2004.

(3)	No filing fee is due since all of the shares to be issued under the Amended and Restated 2003 Stock Plan were previously registered by registration statements filed on Form S-8, as described in the “Explanatory Note,” below.

EXPLANATORY NOTE

     On May 27, 2004, the Company’s stockholders approved the Sybase, Inc. Amended and Restated 2003 Stock Plan (“Amended 2003 Plan”). Under the terms of the Amended 2003 Plan, the Company may issue up to 4,892,096 shares previously registered and available for future grant as of March 25, 2004 (“Plan Adoption Date”) under the Company’s 2003 Stock Plan (“2003 Plan”), 1996 Stock Plan, as amended (“1996 Plan”), and 1999 Nonstatutory Stock Plan, as amended (“1999 Plan”), pursuant to awards under the Amended 2003 Plan. As of the Plan Adoption Date, there were: (i) 2,500,000 shares available for grant under the 2003 Plan that were previously registered by a registration statement on Form S-8, File No. 333-107334 filed July 25, 2003; (ii) 1,836,351 shares available for grant under the 1996 Plan that were previously registered by a registration statement on Form S-8, File No. 333-63360 filed June 19, 2001; and (iii) 555,745 shares available for grant under the 1999 Plan that were previously registered by a registration statement on Form S-8, File No. 333-85637 filed August 20, 1999 (collectively referred to herein as “Previously Registered Shares”). All of the Previously Registered Shares are being deregistered from the above-referenced registration statements pursuant to post-effective amendments to such registration statements filed on or about the date hereof.

     Pursuant to Instruction E to Form S-8 and the telephonic interpretation contained in the Securities and Exchange Commission’s Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997 (see G. Securities Act Forms, number 89), the Previously Registered Shares are being carried forward to, and deemed covered by, this registration statement on Form S-8 filed in connection with the Amended 2003 Plan and the 1999 Plan. No filing fees are payable with respect to these Previously Registered Shares since such fees were previously paid.

     Under the terms of the Amended 2003 Plan, in addition to the Previously Registered Shares, any shares issuable pursuant to awards granted and outstanding under the 1996 Plan, the 1999 Plan, the Company’s 1992 Director Option Plan (registered by registration statements on Form S-8, File Nos. 33-21935, 33-66180, and 33-49754), and the Company’s 2001 Director Option Plan (registered by a registration statement on Form S-8, File No. 333-63360) that are forfeited or cancelled after the Plan Adoption Date or expire without delivery of shares also shall be made available for grant under the Amended 2003 Plan. The Company intends to file additional registration statements on Form S-8 from time to time in the future to register such additional shares.

2

SYBASE, INC.
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and Amendment No. 1 on Form 10-K/A, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	The Company’s Quarterly Report on Forms 10-Q for the quarters ended March 31 and June 30, 2004 filed pursuant to Section 13 of the Exchange Act.

3.	The description of the Company’s Common Stock contained in the Company’s Form 8-A (File No. 0-19395), as amended, as declared effective by the Commission on August 13, 1991.

4.	The description of the Company’s Preferred Share Purchase Plan and Series A Participating Preferred Stock filed as Exhibits 1, 2 and 3 to the Company’s Form 8-A/A filed with the Commission on November 14, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the filing date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the “Securities Act”). Article TENTH of the Registrant’s Certificate of Incorporation and Article VI of the Bylaws of the Registrant provide for the indemnification of certain agents to the maximum extent permitted by the Delaware General Corporation Law. Persons covered by these indemnification provisions include current and former directors, officers, employees and other agents of the Registrant, as well as persons who serve at the request of the Registrant as directors, officers, employees or agents of another enterprise. In addition, the Registrant has entered into agreements with its officers and directors that require the Registrant to indemnify its officers and directors to the maximum extent allowed under Delaware law.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

Exhibit
Number	Description
4.1	Sybase, Inc. 1999 Nonstatutory Stock Plan, as amended
4.2	Sybase, Inc. Amended and Restated 2003 Stock Plan
5.1	Opinion of counsel as to legality of securities being registered
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of counsel
24.1	Power of Attorney

Item 9. Undertakings

     A. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     H. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of California, on August 25, 2004.

SYBASE, INC.

By:	/S/ TERESA D. CHUH

Teresa D. Chuh Vice President, Associate General Counsel and Assistant Secretary

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John S. Chen, Pieter Van der Vorst and Teresa D. Chuh, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ JOHN S. CHEN (John S. Chen)	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer), and Director	August 25, 2004
/S/ PIETER VAN DER VORST (Pieter Van der Vorst)	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 25, 2004
/S/JEFFREY G. ROSS (Jeffrey G. Ross)	Vice President and Corporate Controller (Principal Accounting Officer)	August 25, 2004
/S/ RICHARD C. ALBERDING (Richard C. Alberding)	Director	August 25, 2004
/S/ CECILIA CLAUDIO (Cecilia Claudio)	Director	August 25, 2004
/S/ L. WILLIAM KRAUSE (L. William Krause)	Director	August 25, 2004
/S/ ALAN B. SALISBURY (Alan B. Salisbury)	Director	August 25, 2004
/S/ JACK E. SUM (Jack E. Sum)	Director	August 25, 2004
/S/ ROBERT P. WAYMAN (Robert P. Wayman)	Director	August 25, 2004
/S/ LINDA K. YATES (Linda K. Yates)	Director	August 25, 2004

SYBASE, INC.
REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Sybase, Inc. 1999 Nonstatutory Stock Plan, as amended
4.2	Sybase, Inc. Amended and Restated 2003 Stock Plan
5.1	Opinion of counsel as to legality of securities being registered
23.1	Consent of Independent Registered Public Accounting Firm
23.2 (1)	Consent of counsel
24.1 (2)	Power of Attorney

(1)	See Exhibit 5.1

(2)	See page II-4 of this Registration Statement on Form S-8